Exhibit P-2(b)
                                                         File No. 70-9577

March 8, 2000


B.J. Helton, Chair
Public Service Commission
211 Sower Boulevard
P. O. Box 615
Frankfort, Kentucky  40602

Dear Chair Helton:

In light of Cinergy's pending request at the Securities and Exchange Commission seeking greater authority to invest in exempt wholesale generators and foreign utility companies (SEC File No. 70-9577), and in consideration of our request that the Kentucky Public Service Commission (Commission) review the proposal to determine that it will not impair the ability of the Commission to regulate The Union Light, Heat and Power Company (ULH&P) or protect its retail customers in Kentucky, please accept the following commitments on behalf of Cinergy Corp. and ULH&P:

1. Cinergy and ULH&P will continue to provide the necessary capital to ensure that ULH&P is able to continue to provide safe, reliable retail public utility service to new and existing customers.

2. Cinergy and ULH&P will continue to act as a reasonable and prudent public utility to invest in activities that will maintain the current level or improve customer service.

3. The assets of ULH&P will not be pledged or encumbered to support any EWG or FUCO investment.

4. The increased level of investments in foreign utility companies ("FUCOs") and exempt wholesale generators ("EWGs") by Cinergy will not have a material detrimental effect on the cost of capital of ULH&P.

5. Cinergy will not seek to recover through higher wholesale rates to ULH&P, or by other means, any possible losses or increased costs that may be sustained on investments in EWGs or FUCOs. Furthermore, ULH&P will not seek to pass on to Kentucky ratepayers any such losses or increases in costs.

6. Cinergy will inform the Commission within 10 days of any notification of a downgrade of the credit rating of Cinergy by a maj or credit rating agency, due wholly or in part to Cinergy's investment in EWGs or FUCOs. Said notice to the Commission will contain information on the reason for the downgrade an d what plans exist to restore the previous credit rating. Cinergy will also provide an explanation of how ULH&P ratepayers will be prevented from paying higher rates due to increased interest costs resulting from the credit downgrading related to Cinergy's investment in EWGs or FUCOs.

7. To the extent necessary to determine that the above assurances are met, and as may further be necessary to monitor the impact of Cinergy's diversified activities upon the costs of ULH&P, Cinergy, ULH&P and its affiliated interests will provide reasonable access to financial statements, and supporting books and records.

8. Cinergy and ULH&P will provide copies of all SEC filings related to EWG and FUCO investments within 10 days of the date the filings are provided to the SEC.

9. Cinergy and ULH&P will provide annually its general corporate objectives regarding diversification and foreign utility investments.

10. Cinergy Corp. and each of its affiliate companies agree, and will not argue to the contrary in any forum, that the Commission has jurisdiction and discretionary authority, that may not be preempted by federal law, or waived by means of the Commission's support of any application at the Securities and E xchange Commission, to approve or deny the findings required by 15 U.S.C. 79z-5a(c), and, the generation assets of The Cincinnati Gas & Electric Company will not be transferred to an exempt wholesale generator unless and until the Commission approves such findings.

     Further Cinergy Corp. and each of its affiliate companies agree that ULH&P will initiate the aforementioned proceeding at the Commission in a timely manner and in addition to seeking the statutorily required findings will propose and negotiate in good faith with all interested parties a reformation of the Electric Service Agreement for wholesale power currently in effect betw een The Cincinnati Gas & Electric Company and ULH&P.

Thank you for your consideration of this important matter.

Sincerely,


/s/James E. Rogers
President and CEO, Cinergy Corp.


/s/James L. Turner
President, The Cincinnati Gas & Electric Company
President, The Union Light, Heat and Power Company